Filed Pursuant to Rule 424(b)(3)

Registration No. 333-285981

Registration No. 333-285872

Registration No. 333-282359

Registration No. 333-284324

Prospectus Supplement No. 8

(to Prospectus dated March 20, 2025)

Prospectus Supplement No. 18

(to Prospectus dated November 12, 2024)

Prospectus Supplement No. 11

(to Prospectus dated February 6, 2025)

Damon INC.

Offering of 126,900,000 Units, Each Unit Consisting of One Common Share and One Series A Warrant, and

126,900,000 Common Shares* Underlying Series A Warrants and 6,345,000 Common Shares* Underlying

Underwriter’s Warrants

Resale of Up to 1,015,383 Common Shares by the Selling Securityholders
Resale of Up to 18,514,579 Common Shares by the Selling Securityholders

This prospectus supplement is being filed to update and supplement information contained in (i) the prospectus dated March 20, 2025 related to the offering of 126,900,000 units, each unit consisting of one common share, no par value (“common shares”) and one Series A Warrant (“Series A Warrant”), of Damon Inc., a British Columbia corporation (“Damon”), and 126,900,000 common shares (*or a greater amount pursuant to an alternate cashless exercise option in accordance with the terms of the warrants) underlying the Series A Warrants and 6,345,000 common shares (*or a greater amount pursuant to an alternate cashless exercise option in accordance with the terms of the warrants) underlying the Underwriter’s Warrants, (ii) the prospectus dated November 12, 2024 related to the resale of up to 1,015,383 common shares of Damon, and (iii) the prospectus dated February 6, 2025 related to the to the resale of up to 18,514,579 common shares of Damon (together, the “Prospectuses”), with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission (the “SEC”) on June 18, 2025 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

This prospectus supplement updates and supplements the information in the Prospectuses and is not complete without, and may not be delivered or utilized except in combination with, the Prospectuses, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectuses and if there is any inconsistency between the information in the Prospectuses and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our common shares are traded on the OTC Pink Current Market under the symbol “DMNIF”. On June 18, 2025, the closing price of our common shares was $ 0.0009 per share.

Investing in our securities involves risks. See the sections titled “Risk Factors” of the Prospectuses and in any applicable prospectus supplement.

Neither the Securities and Exchange Commission nor any other regulatory body have approved or disapproved these securities, or passed upon the accuracy or adequacy of this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is June 18, 2025.

United States

Securities and Exchange Commission

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 17, 2025

DAMON INC.

(Exact name of registrant as specified in its charter)

British Columbia	001-42190	N/A
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4601 Canada Way, Suite #402 Burnaby, BC	V5G 4X7
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (236) 326-3619

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Shares	DMN*	The Nasdaq Stock Market LLC*

*	As previously reported, The Nasdaq Stock Market LLC has determined to delist the Company’s common shares, and has suspended its trading as of May 20, 2025. The Company’s common shares are currently quoted on the OTC Pink Current Market, operated by OTC Markets Group, Inc., under the symbol “DMNIF.”

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 4.01 Changes in Registrant’s Certifying Accountant.

On November 1, 2024, CBIZ CPAs P.C. (“CBIZ CPAs”) acquired the attest business of Marcum LLP (“Marcum”). Accordingly, on June 17, 2025, solely as a result of the acquisition, Marcum resigned as the independent registered public accounting firm of Damon Inc. (the “Company”) and, with the approval of the audit committee of the Company’s board of directors, CBIZ CPAs was engaged as the Company’s independent registered public accounting firm on the same date.

The audit report of Marcum on the Company’s consolidated financial statements as of and for the fiscal year ended June 30, 2024 did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope, or accounting principles, except for the inclusion of an explanatory paragraph as to the Company’s ability to continue as a going concern. The audit of the Company’s consolidated financial statements as of June 30, 2023 and for the fiscal year then ended was performed by another independent registered accounting firm.

During the period of Marcum’s 2024 engagement, and the subsequent interim period through June 17, 2025, the date of Marcum’s resignation, there were (a) no “disagreements” (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) with Marcum on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Marcum, would have caused Marcum to make reference to such disagreement in its report and (b) no “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K), except for the previously disclosed identification of material weaknesses in the Company’s internal control over financial reporting relating to ineffective controls over period end financial disclosure and reporting processes, including ineffective monitoring activities to assess the operation of internal controls over financial reporting and lack of sufficient controls designed and implemented for financial information processing and reporting and lacked personnel with requisite skills for financial reporting under U.S. GAAP.

During the period of Marcum’s 2024 engagement, and the subsequent interim period through June 17, 2025, neither the Company nor anyone on the Company’s behalf consulted with CBIZ CPAs regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or regarding the type of audit opinion that might be rendered by CBIZ CPAs on the Company’s financial statements, or (ii) any matter that was either the subject of a “disagreement” (as defined in Item 304(a)(1)(iv) of Regulation S- K and the related instructions) or a “reportable event” (as defined in Item 304(a)(1)(v) of Regulation S-K).

The Company provided Marcum with a copy of this Current Report on Form 8-K prior to its filing with the Securities and Exchange Commission (the “SEC”) and requested that Marcum furnish the Company with a letter addressed to the SEC, pursuant to Item 304(a)(3) of Regulation S-K, stating whether it agrees with the above statements and, if it does not agree, the respects in which it does not agree. A copy of the letter from Marcum, dated June 18, 2025, is filed as Exhibit 16.1 to this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Description
16.1	Letter from Marcum.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 18, 2025	DAMON, INC.

	By:	/s/ Bal Bhullar
Bal Bhullar
Chief Financial Officer

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